UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 7, 2020

PUREBASE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55517	27-2060863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8625 State Hwy, 124

Ione, CA 95640

(Address of principal executive offices)

(888) 791-9474

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01	Entry into a Material Definitive Agreement.

Between February 19, 2016 and July 31, 2019, US Mine Corp. (“USMC”), an affiliate of PureBase Corporation, a Nevada corporation (the “Company”), made loans to the Company in the aggregate amount of $4,264,789 (the “USMC Loan Amount”). In addition, as of July 31, 2019, Craig Barto, an affiliate of USMC, assigned $1,234,247 of principal and accrued and unpaid interest due to him by the Company to USMC. Following such assignment, the total amount due to USMC by the Company was $5,499,036 (the “USMC Debt”). As of July 31, 2019, the Company and USMC agreed to convert the entire USMC Debt into shares of common stock of the Company, $0.001 par value per share (“Common Stock”), at a conversion price of $0.09 per share (the “Conversion Price”). The Conversion Price was negotiated in an arm’s-length transaction between the Company and USMC, and the Company’s board of directors (“Board”) determined that, since there was a limited market for the Company’s shares, such Conversion Price represented the fair market value of the Company’s stock as of July 31, 2019.

As previously reported, on September 5, 2019 (the “Conversion Date”), the Company converted $5,442,363 of the USMC Debt into 60,248,484 shares of the Company’s Common Stock (the “Initial Conversion Shares”), pursuant to the terms and conditions of an agreement by and between the Company and USMC (the “Debt Conversion Agreement”). Subsequently, it came to the attention of the Board that the Company mistakenly converted only $5,442,363 of the USMC Debt (rather than the full $5,499,036 USMC Debt) into only the 60,248,484 Initial Conversion Shares (rather than the full 60,470,698 shares of the Company’s Common Stock that USMC should have received upon conversion of the $5,442,363). Therefore, the Board determined to (a) issue to USMC the additional 222,216 shares of the Company’s Common Stock that USMC should have received upon the conversion of $5,442,363 of the USMC Debt, and convert the remaining $56,673 of the USMC Debt (at the Conversion Price of $0.09 per share) into 629,700 additional shares of the Company’s Common Stock (collectively, the “Additional Conversion Shares”).

Further, in consideration for USMC’s agreement to convert the USMC Loan Amount, and as an inducement therefor, the Board deemed it fair and equitable to pay to USMC a payable conversion fee on the amount of the USMC Loan Amount, calculated at a rate of 6% per annum through July 31, 2019 (the “Payable Conversion Fee”). The Company and USMC agreed that the resulting $489,436 Payable Conversion Fee would be paid to USMC by the issuance to USMC of 5,438,178 additional shares of the Company’s Common Stock (the “Payable Conversion Fee Shares”), calculated at the Conversion Price of $0.09 per share. The Payable Conversion Fee was negotiated in an arms-length transaction, based on the market rate that would have been charged by an unrelated third party.

On February 7, 2020, the Company and USMC entered into an amendment to the Debt Conversion Agreement (the “Amendment to Debt Conversion Agreement”), pursuant to which to the Company agreed to issue to USMC the 851,916 Additional Conversion Shares and 5,438,178 Payable Conversion Fee Shares. The USMC Debt has been deemed paid-in-full and cancelled as a result of the issuances of the Initial Conversion Shares, the Additional Conversion Shares and the Payable Conversion Fee Shares.

The Company utilizes the services of its affiliate, USMC, for exploration and other services. A. Scott Dockter, the principal executive officer and a director of the Company, and John Bremer, a director of the Company, are also officers, directors and shareholders of USMC.

The foregoing summary of the Amendment to Debt Conversion Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment to Debt Conversion Agreement, a copy of which is filed as Exhibits 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 1.01 above, which disclosure is incorporated herein by reference.

The Company’s issuances of the 851,916 Additional Conversion Shares and 5,438,178 Payable Conversion Fee Shares in connection with the Company’s conversion of the USMC Debt and entry into the Amendment to Debt Conversion Agreement were exempt from registration under Section 4(a)(2) and/or Rule 506(b) of Regulation D as promulgated by the Securities and Exchange Commission under of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment to Debt Conversion Agreement, dated February 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREBASE CORPORATION

Dated: February 13, 2020	By:	/s/ A. Scott Dockter
A. Scott Dockter
Chief Executive Officer